Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

Dated as of June 19, 2015

by and among

XENITH BANKSHARES, INC.

and

THE PURCHASERS NAMED HEREIN

-i-

Section 6.13	Time of Essence	20
Section 6.14	Public Announcements	20
Section 6.15	Intentionally Omitted	21

-ii-

INDEX OF DEFINED TERMS

Section

Action	2.2(e)
Affiliate	6.9(a)
Agreement	Preamble
Bank	2.2(b)
Burdensome Condition	1.2(c)(ii)(7)
Closing	1.2(a)
Closing Date	1.2(a)
Company	Preamble
Company Financial Statements	2.2(f)
Company Reports	2.2(g)
Company Subsidiaries	2.2(b)
Company Subsidiary	2.2(b)
Disclosure Letter	2.1(a)
DTC	4.2(b)
Exchange Act	6.9(e)
FDIC	2.2(b)
Federal Reserve	1.2(c)(ii)(7)
FINRA	2.2(o)
GAAP	2.1(b)
Governmental Entity	1.2(c)(i)(1)
Herein	6.9(c)
Hereof	6.9(c)
Hereunder	6.9(c)
Holders’ Counsel	4.3(j)(ii)
Include/Included/Includes/Including	6.9(d)
Indemnitee	4.3(g)(i)
Index Rate	4.7
Information	3.2(b)
Investment Manager	2.3(h)
IPO Closing Date	4.3(a)(i)
Knowledge	6.9(e)
Law	2.2(m)
Liens	2.2(c)(ii)
Material Adverse Effect	2.1(b)
Notes	Background
Person	6.9(f)
Piggyback Registration	4.3(a)(iii)
Placement Agent	2.2(o)
Pre-Closing Period	3.3
Previously Disclosed	2.1(c)
Proprietary Information	3.1(a)
Purchase Price	1.2(b)(ii)
Purchaser(s)	Preamble
QIB	2.3(d)
Register	4.3(j)(iii)
Registrable Securities	4.3(j)(iv)
Registration Expenses	4.3(j)(v)
Regulatory Agreement	2.2(n)
Required Approvals	1.2(c)(ii)(4)
Requisite Governmental Consents	2.2(d)
Rule 144	4.3(j)(vi)
Rule 158	4.3(j)(vi)
Rule 159A	4.3(j)(vi)
Rule 405	4.3(j)(vi)
Rule 415	4.3(j)(vi)
SEC	3(a)(i)
Secondary Market Transaction	4.4
Secretary’s Certificate	1.2(c)(ii)(6)
Securities Act	2.2(q)
Selling Expenses	4.3(j)(vii)
Shelf Registration Statement	4.3(a)(ii)
Special Registration	4.3(i)
Subsidiary	6.9(g)
Tier 2 Capital	6.9(h)

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INDEX OF DEFINED TERMS

Section

Transaction Documents	2.2(c)(i)
Virginia BFI	1.2(c)(ii)(7)

LIST OF SCHEDULES AND EXHIBITS

Schedule A:	Schedule of Purchasers

Exhibit A:	Form of Note
Exhibit B:	Form of Secretary’s Certificate

-iv-

This SUBORDINATED NOTE PURCHASE AGREEMENT, dated as of June 19, 2015 (this “Agreement”), is by and among XENITH BANKSHARES, INC., a Virginia corporation (the “Company”), and each purchaser named on Schedule A (each, a “Purchaser,” and together, “Purchasers”).

BACKGROUND

The Company intends to sell to Purchasers, and Purchasers intend to purchase from the Company, 6.75% Subordinated Notes due 2025 in the aggregate principal amount of $8,500,000 in the form set forth on Exhibit A (the “Notes”) evidencing unsecured subordinated debt of the Company. The title of the Notes shall be adjusted to the extent that the interest rate on the Notes shall be changed pursuant to Section 4.7 herein.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

Section 1.1 Purchase. On the terms and subject to the conditions set forth herein, and in consideration of Purchasers’ payment of the Purchase Price (as defined herein), Purchasers will purchase from the Company, and the Company will sell to Purchasers, in the aggregate, the Notes. The principal amount of the Notes to be delivered to each Purchaser is set forth next to such Purchaser’s name on Schedule A.

Section 1.2 Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in this Agreement, the closing of the purchase of the Notes by Purchasers pursuant hereto (the “Closing”) shall occur at 10:00 a.m., Eastern time, on the third business day after the satisfaction or waiver (by the party entitled to grant such waiver) of the conditions to the Closing set forth in this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver at the Closing of those conditions), at the offices of Bryan Cave LLP located at 1201 West Peachtree Street NW, 14th Floor, Atlanta, Georgia 30309, or remotely via the electronic or other exchange of documents and signature pages, or such other date or location as agreed by the parties. The date of the Closing is referred to as the “Closing Date.”

(b) Subject to the satisfaction or waiver on the Closing Date of the applicable conditions to the Closing in Section 1.2(c), at the Closing:

(i) The Company will deliver to each Purchaser, in the denominations set forth on Schedule A, the Notes duly executed by the Company; and

(ii) Each Purchaser will deliver the amount set forth next to its name and designated as its “Purchase Price” on Schedule A to the Company by wire transfer of immediately available funds to the account provided to such Purchaser by the Company. The aggregate payments by Purchasers on the Closing Date shall equal $8,500,000 (the “Purchase Price”).

(c) Closing Conditions.

(i) The obligation of Purchasers, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the fulfillment or written waiver by each Purchaser or the Company, as applicable, of each of the following conditions:

(1) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict Purchasers or their Affiliates from owning any Notes in accordance with the terms thereof and no lawsuit shall have been commenced by any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, or any applicable industry self-regulatory organization (each, a “Governmental Entity”) seeking such prohibition or restriction.

(ii) The obligation of Purchasers to consummate the purchase of the Notes to be purchased by them at Closing is also subject to the fulfillment by the Company or written waiver by each Purchaser prior to the Closing of each of the following conditions:

(1) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (and except that (i) representations and warranties made as of a specified date shall only be required to be true and correct as of such date and (ii) the representations and warranties of the Company set forth in Sections 2.2(b) (but only with respect to the last sentence thereof), 2.2(c) and 2.2(l)(4) shall be true and correct in all respects);

(2) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;

(3) Purchasers shall have received a certificate signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Section 1.2(c)(ii)(1) and Section 1.2(c)(ii)(2) have been satisfied;

(4) any governmental and other consents (including the consent of the Company’s senior term loan lender pursuant to clause (9) below, approval of the Federal Reserve Bank of Richmond of the Company’s redemption of Preferred Stock issued to the U.S. Treasury pursuant to the Small Business Lending Fund, and confirmation from the Federal Reserve Bank of Richmond that the Notes constitute Tier 2 Capital), approvals, authorizations, non-objections, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement and the performance of the Company’s obligations thereunder (the “Required Approvals”) shall have been made or been obtained and shall be in full force and effect as of the Closing Date; provided, that no such Required Approval shall impose any Burdensome Condition;

(5) since the date hereof, no Material Adverse Effect shall have occurred and be continuing;

(6) at the Closing, the Company shall deliver to Purchasers a certificate of the Secretary of the Company, in the form attached hereto as Exhibit B (the “Secretary’s

Certificate”), dated as of the Closing Date, (i) certifying the resolutions adopted by the Board of Directors of the Company or a duly authorized committee thereof approving the transactions contemplated by this Agreement and the issuance of the Notes under this Agreement, (ii) certifying the current versions of the Articles of Incorporation, as amended, and bylaws, as amended, of the Company, and (iii) certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company;

(7) since the date hereof, there shall not be any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, Purchasers or the transactions contemplated by this Agreement, by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Virginia Bureau of Financial Institutions, a division of the Commonwealth of Virginia State Corporation Commission (the “Virginia BFI”) or any other Governmental Entity, whether in connection with the Required Approvals or otherwise, which imposes any restriction or condition which any Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome on the Company’s or such Purchaser’s business or would materially reduce the economic benefits of the transactions contemplated by this Agreement to such Purchaser to such a degree that such Purchaser would not have entered into this Agreement had such condition or restriction been known to it on the date hereof (any such condition or restriction, a “Burdensome Condition”), and, for the avoidance of doubt, (i) any requirements to disclose the identities of limited partners, shareholders or members of such Purchaser or its Affiliates or its investment advisors, other than the identities of Affiliates of such Purchaser, shall be deemed a Burdensome Condition unless otherwise determined by such Purchaser in its sole discretion and (ii) any restrictions or conditions imposed on such Purchaser in any passivity commitments shall not be deemed a Burdensome Condition;

(8) prior to, or contemporaneously with the Closing, each of the Purchasers set forth on Schedule A shall have actually subscribed for the amounts set forth opposite such Purchaser’s name on Schedule A; and

(9) the Company shall have obtained the written consent of Raymond James Bank, N.A., as senior lender to the Company under a Credit Agreement dated as of September 30, 2014, providing for a term loan facility up to $15,000,000 in the aggregate, for the consummation of the transactions contemplated by this Agreement.

(iii) The obligation of the Company to effect the Closing is subject to the fulfillment or written waiver by the Company prior to the Closing of the following additional conditions:

(1) the representations and warranties of each Purchaser set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) would not materially adversely affect the ability of such Purchaser to perform its obligations hereunder;

(2) each Purchaser shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing, as the case may be, under this Agreement to be performed by it on or prior to the Closing Date;

(3) the Company shall have received a certificate signed on behalf of each Purchaser by a duly authorized person certifying to the effect that the conditions set forth in Sections 1.2(c)(iii)(1)and 1.2(c)(iii)(2) have been satisfied;

(4) the Required Approvals shall have been made or been obtained and shall be in full force and effect as of the Closing Date; provided, that no such Required Approval shall impose any Burdensome Condition; and

(5) since the date hereof, there shall not be any action taken, or any law, rule or regulation enacted, entered, enforced or deemed applicable to the Company or the Company Subsidiaries, Purchasers or the transactions contemplated by this Agreement, by the Federal Reserve, the Virginia BFI or any other Governmental Entity, whether in connection with the Required Approvals or otherwise, which imposes any restriction or condition that is a Burdensome Condition.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Disclosure.

(a) On or prior to the date hereof, the Company delivered to Purchasers and Purchasers delivered to the Company a letter (a “Disclosure Letter”) setting forth, among other things, items the disclosure of which is (i) required by an express disclosure requirement contained in a provision hereof or (ii) necessary or appropriate to take exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to Purchasers, or to one or more covenants contained in Article III; provided, that if such information is disclosed in such a way as to make its relevance or applicability to another provision of this Agreement reasonably apparent on its face, such information shall be deemed to be responsive to such other provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a Disclosure Letter shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) As used in this Agreement, any reference to any fact, change, circumstance or effect being “material” with respect to the Company means such fact, change, circumstance or effect is material in relation to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole. As used in this Agreement, the term “Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and Company Subsidiaries taken as a whole and (2) would materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Closing; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting principles generally applicable to banks, savings associations or their holding companies, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by Governmental Entities, (C) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of Purchasers, (D) changes in general economic, monetary or financial conditions in the United States, (E) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (F) the failure of the Company to meet any internal projections, forecasts, estimates or guidance for any period ending after December 31, 2014 (but not excluding the underlying causes of such failure), or (G) the public disclosure of this Agreement or the transactions contemplated by this Agreement provided, further, however, that if any event described in clause (A), (B), (D) or (E) of this Section 2.1(b) occurs and such event has a materially disproportionate effect on the Company relative to other banks, savings associations and their holding companies in the United States, then such event will be deemed to have had a Material Adverse Effect.

(c) “Previously Disclosed” with regard to a party means information set forth on its Disclosure Letter.

Section 2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company hereby represents and warrants to Purchasers, as of the date of this Agreement and as of the Closing Date (except for the representations and warranties that are as of a specific date, which shall be made as of that date), that:

(a) Organization and Authority. Each of the Company and the Company Subsidiaries is a corporation, bank or other entity duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where any failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and has the corporate or other organizational power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and under applicable state Laws.

(b) Company Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its Subsidiaries as of the date of this Agreement (each, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”). The Company owns, directly or indirectly, all of its interests in each Company Subsidiary free and clear of any and all Liens except as Previously Disclosed. The deposit accounts of Xenith Bank, a wholly-owned Virginia bank subsidiary of the Company (the “Bank”), are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act, as amended and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due (after giving effect to any applicable extensions). The Company beneficially owns all of the outstanding capital securities and has sole control of the Bank.

(c) Authorization; No Conflicts.

(i) The Company has the corporate power and authority to execute and deliver this Agreement and the Notes (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. The Board of Directors has duly approved the agreements and the transactions contemplated by the Transaction Documents. No other corporate proceedings are necessary for the execution and delivery by the Company of the Transaction Documents, the performance by it of its obligations hereunder or thereunder or the consummation by it of the transactions contemplated hereby or thereby. The Transaction Documents have been, and when delivered at the Closing will be, duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Purchasers and the other parties thereto, are, or in the case of documents executed after the date of this Agreement, will be, upon execution, the valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles (whether applied in equity or at law).

(ii) Neither the execution and delivery by the Company of the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”) upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws (or similar governing documents) of the Company and each Company Subsidiary or (ii) subject to receipt of any Requisite Governmental Consents, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which it may be bound, or to which the Company or any of the Company Subsidiaries, or any of the properties or assets of the Company or any of the Company Subsidiaries may be subject, or (B) subject to receipt of any Requisite Governmental Consents, violate any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets except in the case of clauses (A)(ii) and (B) of this paragraph for such violations, conflicts and breaches as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Governmental Consents. Other than with respect to any Required Approvals or any approval required under the securities or blue sky laws of the various states (collectively, the “Requisite Governmental Consents”), no governmental consents are necessary for the execution and delivery of the Transaction Documents or for the consummation by the Company of the transactions contemplated hereby and thereby.

(e) Litigation and Other Proceedings. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened claim, action, suit, arbitration, complaint, charge or investigation or proceeding (each an “Action”) against the Company or any Company Subsidiary or any of its assets, rights or properties, nor is the Company or any Company Subsidiary a party or named as subject to the provisions of any order, writ, injunction, settlement, judgment or decree of any court, arbitrator or government agency, or instrumentality. The Company is in compliance in all material respects with all existing decisions, orders, and agreements of or with Governmental Entities to which it is subject or bound.

(f) Financial Statements. Each of the audited consolidated balance sheets of the Company and the Company Subsidiaries and the related audited consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, as of and for the years ending December 31, 2012, December 31, 2013 and December 31, 2014, and the unaudited consolidated balance sheets of the Company and the Company Subsidiaries and the related unaudited consolidated statements of income (loss), statements of shareholders’ equity and comprehensive income (loss) and cash flows, together with the notes thereto, as of and for the quarter ended March 31, 2015, all of which have been previously provided or made available to Purchasers (collectively, the “Company Financial Statements”), (1) have been prepared in accordance with GAAP, as in effect on the dates such statements were prepared, subject only in the case of the unaudited statements to normal year-end adjustments and the absence of footnotes, and (2) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein. The Bank’s allowance for loan and lease losses is in compliance in all material respects with (A) the Bank’s methodology for determining the adequacy of its allowance for loan and lease losses and (B) the standards established by applicable Governmental Entities and the Financial Accounting Standards Board.

(g) Reports. Since December 31, 2014, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions, together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and have paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be.

(h) Books and Records; Internal Accounting and Disclosure Controls. The books and records of the Company and the Company Subsidiaries are complete and correct in all material respects. No written or, to the Knowledge of the Company, oral notice or allegation of any material inaccuracies or discrepancies in such books and records has been received by the Company. The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(i) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of the Company Subsidiaries and an unconsolidated or other affiliated entity that is not reflected on the Company Financial Statements.

(j) Risk Management Instruments. All material derivative instruments, including swaps, caps, floors and option agreements entered into for the Company’s or any of the Company Subsidiaries’ own account were entered into (1) only in the ordinary course of business, (2) in accordance with prudent practices and in all material respects with all applicable Laws and (3) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or any Company Subsidiary, as applicable, enforceable in accordance with its terms. Neither the Company nor, to the Knowledge of the Company, any other parties thereto is in breach of any of its material obligations under any such agreement or arrangement.

(k) No Undisclosed Liabilities. There are no liabilities of the Company or any of the Company Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, except for (1) liabilities adequately reflected or reserved against in accordance with GAAP in the Company Financial Statements and (2) liabilities that have arisen in the ordinary and usual course of business since December 31, 2014, and that have not or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) Absence of Certain Changes. Since December 31, 2014, except as disclosed in the Company Financial Statements, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary and usual course of business, (2) none of the Company or any Company Subsidiary has incurred any material liability or obligation, direct or contingent, for borrowed money, except borrowings in the ordinary course of business, (3) the Company has not made or declared any distribution in cash or in kind to its shareholders or issued, repurchased or redeemed any shares of its capital stock (except for the payment of dividends when due on the Company’s Small Business Lending Fund preferred stock and the redemption of such preferred stock at Closing with the proceeds of the Notes as contemplated by the Transaction Documents), (4) through (and including) the date of this Agreement, no fact, event, change, condition, development, circumstance or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (5) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Company or any Company Subsidiary or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any agreement to which the Company or any Company Subsidiary is a party and which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(m) Compliance with Laws. The Company and each Company Subsidiary have all permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company and each Company Subsidiary, except where the failure to have such permits, licenses, franchises, authorizations, orders and approvals, or to have made such filings, applications and registrations, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each Company Subsidiary have complied in all material respects and (1) are not in default or violation in any respect of, (2) to the Company’s Knowledge, are not under investigation with respect to, and (3) to the Company’s Knowledge, have not been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity (each, a “Law”), other than such noncompliance, defaults or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any of the Company Subsidiaries. As of the date hereof, the Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(n) Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary (A) is subject to any cease-and-desist or other similar order or enforcement action issued by, (B) is a party to any written agreement, consent agreement or memorandum of understanding with, (C) is a party to any commitment letter or similar undertaking to, or (D) is subject to any capital directive by, and since December 31, 2014, neither of the Company nor any Company Subsidiary has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), nor has the Company nor any of the Company Subsidiaries been advised since December 31, 2014, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

(o) Brokers and Finders. The Company has engaged SunTrust Robinson Humphrey, Inc. (the “Placement Agent”), a registered broker-dealer subject to the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), in connection with the offer and sale of the Notes as contemplated by the Transaction Documents. Except for such engagement, neither the Company nor any of its officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with the Transaction Documents or the transactions contemplated hereby or thereby.

(p) Tax Matters. The Company and each of the Company Subsidiaries has (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

(q) Offering of Securities. Neither the Company nor any Person acting on its behalf has taken any action which would subject the offering, issuance or sale of the Notes to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with any offer or sale of the Notes pursuant to the transactions contemplated by the Transaction Documents. Assuming the accuracy of Purchasers’ representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Notes by the Company to Purchasers.

(r) Investment Company Status. The Company is not, and upon consummation of the transactions contemplated by the Transaction Documents will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” of, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

Section 2.3 Representations and Warranties of Purchasers. Except as Previously Disclosed, each Purchaser, severally, but not jointly, hereby represents and warrants to the Company, as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date), that:

(a) Organization and Authority. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and where failure to be so qualified would be reasonably expected to materially and adversely affect such Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis, and such Purchaser has the corporate or other power and authority and governmental authorizations to own its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization.

(i) Such Purchaser has the corporate or other power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated by this Agreement have been duly authorized by such Purchaser’s board of directors, general partner or managing members, as the case may be (if such authorization is required), and no further approval or authorization by any of its partners or other equity owners, as the case may be, is required. This Agreement has been duly and validly executed and delivered by such Purchaser and assuming due authorization, execution and delivery by the Company, is a valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) Neither the execution, delivery and performance by such Purchaser of this Agreement, nor the consummation of the transactions contemplated by this Agreement, nor compliance by such Purchaser with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of such Purchaser under any of the terms, conditions or provisions of (i) its certificate of limited partnership, certificate of formation, operating agreement or partnership agreement or similar governing documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Purchaser is a party or by which it may be bound, or to which such Purchaser or any of the properties or assets of such Purchaser may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to such Purchaser or any of its properties or assets except in the case of clauses (A) (ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect such Purchaser’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated by this Agreement on a timely basis.

(iii) No notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, nor expiration or termination of any statutory waiting period, is necessary for the consummation by such Purchaser of the transactions contemplated by this Agreement.

(c) Purchase for Investment. Such Purchaser acknowledges that the Notes have not been registered under the Securities Act or under any state securities laws. Such Purchaser (1) is acquiring the Notes pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Notes to any person, (2) will not sell or otherwise dispose of any of the Notes, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Notes and of making an informed investment decision, and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Qualified Institutional Buyer. Each Purchaser is and will be on the Closing Date a “qualified institutional buyer” as such term is defined in Rule 144A promulgated under the Securities Act (“QIB”).

(e) Financial Capability. At the Closing, such Purchaser shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(f) Knowledge as to Conditions. As of the date of this Agreement, such Purchaser does not know of any reason why any Required Approvals and, to the extent necessary, any other approvals, authorizations, filings, registrations, and notices required or otherwise a condition to the consummation by it of the transactions contemplated by this Agreement will not be obtained.

(g) Brokers and Finders. Neither such Purchaser nor its Affiliates, any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for such Purchaser, in connection with this Agreement or the transactions contemplated by this Agreement, in each case, whose fees the Company would be required to pay (other than the reimbursement of transaction expenses as provided in Section 6.2).

(h) Investment Decision. Such Purchaser, or the duly appointed investment manager of such Purchaser (the “Investment Manager”), if applicable, has (1) reached its decision to invest in the

Company independently from any other Person, (2) except with respect to other Purchasers, has not entered into any agreement or understanding with any other Person to act in concert for the purpose of exercising a controlling influence over the Company or any Company Subsidiary, including any agreements or understandings regarding the voting or transfer of shares of the Company, (3) except with respect to other Purchasers, has not shared with any other Person proprietary due diligence materials prepared by such Purchaser or its Investment Manager or any of its other advisors or representatives (acting in their capacity as such) and used by its investment committee as the basis for purposes of making its investment decision with respect to the Company or any Company Subsidiary, (4) has not been induced by any other Person to enter into the transactions contemplated by this Agreement, and (5) except with respect to other Purchasers, has not entered into any agreement with any other Person with respect to the transactions contemplated by this Agreement. Such Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Notes constitutes legal, tax or investment advice. Such Purchaser has consulted such accounting, legal, tax and investment advisors as it has deemed necessary or appropriate in connection with its purchase of the Notes.

(i) Ability to Bear Economic Risk of Investment. Such Purchaser recognizes that an investment in the Notes involves substantial risk, and has the ability to bear the economic risk of the prospective investment in the Notes, including the ability to hold the Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in Borrower.

(j) Information. Such Purchaser acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Notes were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Notes; (ii) it has conducted its own examination of the Company and the terms of the Notes to the extent it deems necessary to make its decision to invest in the Notes; and (iii) it has availed itself of public access to financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Notes. It has reviewed the information set forth in the exhibits hereto. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

(k) Placement Agent. Such Purchaser will purchase the Note directly from the Company and not from the Placement Agent, is not relying on the Placement Agent in any manner with respect to its decision to purchase the Note, and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Notes.

(l) Tier 2 Capital. If all or any portion of the Notes ceases to be deemed to be Tier 2 Capital, other than due to the limitation imposed on the capital treatment of subordinated debt during the five (5) years immediately preceding the maturity date of the Notes, the Company will, promptly after obtaining Knowledge thereof, notify the Purchasers, and thereafter the Company and the Purchasers will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by the Notes to qualify as Tier 2 Capital.

(m) Restrictions on Transfer. Such Purchaser agrees with the Company (as to itself only) that until the first anniversary of the Closing (unless such Purchaser avails itself of another applicable exemption under the Securities Act) it will solicit offers for the Notes only from, and will offer the Notes only to, (A) in the case of offers inside the United States, persons whom such Purchaser reasonably believe to be QIBs or, if any such person is buying for one or more institutional accounts for which such person is acting as fiduciary or agent, only when such person has represented to such Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A, and, in each case, in transactions under Rule 144A and (B) in the case of offers outside the United States, to persons other than U.S. persons (which shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for non-U.S. beneficial owners (other than an estate or trust)).

(n) Restricted Securities. Such Purchaser understands that the Notes are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and the rules and regulations thereunder, such securities may be resold without registration under the Securities Act only in limited circumstances. Such Purchaser represents that it understands the resale limitations imposed by Rule 144 promulgated under the Securities Act and by the Securities Act on the Notes.

(o) Conduct of Subsequent Transfers. Each Purchaser acknowledges that the Company is not conducting any offering other than the sale to Purchasers set forth in this Agreement, and each Purchaser agrees that any subsequent re-sale of the Notes, including into a securitization, shall be done in a manner that does not create liability for the Company.

(p) Accuracy of Representations. Such Purchaser understands that each of the Placement Agent and the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and the Company.

ARTICLE III

COVENANTS

Section 3.1 Filings; Other Actions.

(a) Each Purchaser, on the one hand, and the Company, on the other hand, will cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting period, necessary or advisable to consummate the transactions contemplated by this Agreement, to perform the covenants contemplated by this Agreement, to satisfy all of the conditions precedent to the obligations of such party thereto and defend any claim, action, suit, investigation or proceeding, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; provided, that nothing in this Agreement shall obligate such Purchaser to disclose the identities of limited partners, shareholders or members of such Purchaser or its Affiliates or investment advisors or other confidential proprietary information of such Purchaser or any of its Affiliates (collectively, “Proprietary Information”). All parties shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement such transactions or to evidence such events or matters. Each Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, all the information (other than Proprietary Information) relating to such other parties, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. All parties hereto agree to keep the other parties apprised of the status of matters referred to in this Section 3.1(a). Each Purchaser shall promptly furnish the Company, and the Company shall promptly furnish each Purchaser, to the extent permitted by applicable Law, with copies of the non-confidential portion of written communications received by it or its Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event shall any Purchaser be required to become a bank holding company, accept any Burdensome Condition in connection with the transactions contemplated by this Agreement, or be required to agree to provide capital to the Company or any Company Subsidiary thereof other than the Purchase Price to be paid for the Notes to be purchased by it pursuant to the terms of, subject to the conditions set forth in, this Agreement.

(b) Each Purchaser, on the one hand, agrees to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to such Purchaser, in each case to the extent legally permissible and not in contravention of any Law or contractual obligation, all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary in connection with the non-confidential portion of any statement, filing, notice or application made by or on behalf of such parties or any of its Subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by this Agreement; provided, that such Purchaser shall only be required to provide information only to the extent typically provided by such Purchaser to such Governmental Entities under such Purchaser’s policies consistently applied and subject to such confidentiality requests as such Purchaser shall reasonably seek.

Section 3.2 Access, Information and Confidentiality.

(a) From the date of this Agreement until the Closing Date, the Company will furnish to Purchasers and their Affiliates (and their financial and professional advisors and representatives), and permit Purchasers, their Affiliates and their representatives access during the Company’s normal business hours, to such information and materials relating to the financial, business and legal condition of the Company as may be reasonably necessary or advisable to allow Purchasers to become and remain familiar with the Company and to confirm the accuracy of the representations and warranties of the Company in this Agreement and the compliance with the covenants and agreements by the Company in this Agreement.

(b) All parties hereto will hold, and will cause its respective Affiliates and its and their respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or desirable in connection with any Required Approvals, examination or inspection or unless disclosure is required by judicial or administrative process or, by other requirement of Law or the applicable requirements of any Governmental Entity or relevant stock exchange (in which case, the party disclosing such information shall provide the other parties with prior written notice of such permitted disclosure), all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other parties hereto furnished to it by or on behalf of such other parties or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a non-confidential basis, (2) publicly available through no fault of such party or (3) later lawfully acquired from other sources by such party), and no party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors, provided, that Purchasers shall be permitted to disclose Information to any of their limited partners who are subject to obligations to keep such Information confidential in accordance with this Section 3.2.

Section 3.3 Conduct of the Business. Prior to the earlier of the Closing Date and any termination of this Agreement pursuant to Section 5.1 (the “Pre-Closing Period”), the Company shall, and shall cause each Company Subsidiary to, use commercially reasonable efforts to carry on its business in the ordinary course of business and use commercially reasonable efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverages) and preserve its business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, that nothing in this sentence shall limit or require any actions that the Company’s principal executive officer and principal financial officer or its Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable Law.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 No Control. No Purchaser shall, without the prior consent of the Company, contribute capital to the Company or acquire an amount of voting securities of the Company that in either case would cause such Purchaser to be deemed to control the Company for purposes of the Bank Holding Company Act of 1956, as amended, the Change in Bank Control Act of 1978, as amended, or Virginia Code section 6.2-704, as amended, governing changes in control of Virginia banks and bank holding companies.

Section 4.2 Legend.

(a) Purchasers agree that all certificates or other instruments, if any, representing the Notes subject to this Agreement will bear a legend substantially to the following effect:

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON SUCH SECURITIES, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE

HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT TO CONFIRM THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

(b) Subject to Section 4.2(a), the restrictive legend set forth in Section 4.2(a), above shall be removed and the Company shall issue a certificate without such restrictive legend to the holder of the applicable Notes upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company (“DTC”), as applicable, if (1) such Notes are registered for resale under the Securities Act, (2) such Notes are sold or transferred pursuant to Rule 144 (if the transferor is not an Affiliate of the Company), or (3) such Notes are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such securities and without volume restrictions. Following the earlier of (A) the sale of the Notes pursuant to an effective registration statement or pursuant to Rule 144 or (B) Rule 144 becoming available for the resale of Notes, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to the Notes and without volume restrictions, upon receipt by the Company of an opinion of counsel to any Purchaser regarding the removal of such legend set forth in Section 4.2(a), the Company shall instruct its transfer agent to remove such legend above from the Notes. Any fees associated with the removal of such legend (other than with respect to a Purchaser’s counsel) shall be borne by the Company. If a legend is no longer required pursuant to the foregoing, the Company will no later than three business days following the delivery by Purchasers to the Company or the transfer agent (with notice to the Company) of a legended certificate or instrument representing such Notes (endorsed or with stock powers attached, signatures guaranteed, and otherwise in form necessary to affect the reissuance and/or transfer, an opinion of counsel to such

Purchasers) and a representation letter to the extent required, deliver or cause to be delivered to Purchasers a certificate or instrument (as the case may be) representing such Notes that is free from the restrictive legend set forth in Section 4.2(a). Notes free from all restrictive legends may be transmitted by the transfer agent to Purchasers by crediting the account of Purchasers’ prime broker with DTC as directed by such Purchasers, provided that the Notes are DTC eligible at such time. Purchasers acknowledge that the Notes have not been registered under the Securities Act or under any state securities laws and agrees that they will not sell or otherwise dispose of any of the Notes, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws and this Agreement.

Section 4.3 Rule 144A Information. While any Subordinated Notes remain “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any seller of such Subordinated Notes the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

Section 4.4 Secondary Market Transactions. Purchasers, by action of the holders of a majority in principal amount of the Notes, shall have the right at any time and from time to time to securitize the Notes or any portion thereof in a single asset securitization or a pooled loan securitization of rated single or multi-class securities secured by or evidencing ownership interests in the Notes (each such securitization is referred to herein as a “Secondary Market Transaction”). In connection with any such Secondary Market Transaction, the Company shall, at the Company’s expense, use all reasonable efforts and cooperate fully and in good faith with Purchasers and otherwise assist Purchasers in satisfying the market standards to which Purchasers customarily adhere or which may be reasonably required in the marketplace or by applicable rating agencies in connection with any such Secondary Market Transactions, but in no event shall the Company be required to incur more than $10,000 in costs or expenses in connection therewith. All information regarding the Company may be furnished, without any liability to any Purchaser, to any Person deemed necessary by Purchaser in connection with such Secondary Market Transaction. All documents, financial statements, appraisals and other data relevant to the Company or the Notes may be exhibited to and retained by any such Person.

Section 4.5 Transfer Taxes. On the Closing Date, any transfer or other similar taxes which are required to be paid in connection with the sale and transfer of the Notes to be sold to the Purchasers hereunder will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such taxes will be or will have been complied with in all material respects.

Section 4.6 Intentionally Omitted.

Section 4.7 Interest Rate Adjustment. In the event that the Index Rate, defined below, exceeds 2.750%, as measured as of the close of business on the business day immediately preceding the Closing Date, (a) the interest rate on the Notes shall be increased by the extent to which the Index Rate exceeds 2.750%, and (b) all references to “6.75%” herein and on the Notes shall be changed to reflect such adjusted interest rate. The “Index Rate” shall mean the 10-Year Treasury Constant Maturity Index, as quoted by the Federal Reserve in Federal Reserve Statistical Release H.15 (519). If the 10-Year Treasury Constant Maturity Index becomes unavailable prior to the Closing Date, the Company will designate a comparable substitute index as the Index Rate with notice to the Purchasers. For the avoidance of doubt, no downward adjustment to the stated interest rate shall occur, regardless of the Index Rate as of the Closing Date.

Section 4.8 Intentionally Omitted.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement may be terminated prior to the Closing:

(a) by mutual written agreement of the Company and Purchasers;

(b) by the Company or Purchasers, upon written notice to the other parties, in the event that the Closing does not occur on or before July 31, 2015; provided, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or Purchasers, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d) by Purchasers, upon written notice to the Company, if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(ii)(1) or Section 1.2(c)(ii)(2) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b);

(e) by the Company, upon written notice to Purchasers, if there has been a breach of any representation, warranty, covenant or agreement made by any Purchaser in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that a closing condition in Section 1.2(c)(iii)(1) or Section 1.2(c)(iii)(2) would not be satisfied and such breach or condition is not curable or, if curable, is not cured by the date set forth in Section 5.1(b); or

(f) by either Company or Purchasers, upon written notice to the other party, if any Required Approval is approved with commitments, conditions, restrictions or understandings, whether contained in an approval letter or otherwise, which, individually or in the aggregate, would reasonably be expected to create a Burdensome Condition on the Company or the Purchasers.

Section 5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2(b), this Article V and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative, other than those which by their terms are to be performed in whole or in part prior to or on the Closing Date, which shall terminate as of the Closing Date.

Section 6.2 Expenses. Except as otherwise provided in this Section 6.2, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; except that at the Closing the Company shall bear, and upon request by Purchasers, reimburse Purchasers for, all reasonable out-of-pocket fees and expenses of Bryan Cave LLP incurred by Purchasers and their Affiliates in connection with the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement; provided that such amount shall not exceed $7,500.

Section 6.3 Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file and such signature pages will be deemed as sufficient as if actual signature pages had been delivered.

Section 6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and to be performed entirely within such Commonwealth. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the City of Richmond, Virginia for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated by this Agreement. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.7 shall be deemed effective service of process on such party.

Section 6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(i) If to Purchasers, as indicated on each such Purchaser’s signature page hereto;

(ii) If to the Company:

Xenith Bankshares, Inc.

901 E. Cary St.

One James Center, Suite 1700

Richmond, VA 23219

Attention: Mr. Thomas W. Osgood

EVP and Chief Financial Officer

Telephone: 804-433-2209

Fax: 804-330-0007

Email: tosgood@xenithbank.com

Section 6.8 Entire Agreement, Etc. This Agreement (including the Exhibits hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that Purchasers may assign their rights and obligations under this Agreement (1) to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchasers”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder and (2) as provided in Section 4.3.

Section 6.9 Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a) the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(b) “business day” means any day that is not Saturday or Sunday and that, in Virginia, is not a day on which banking institutions generally are authorized or obligated by law or executive order to be closed;

(c) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(e) to the “Knowledge of the Company” or “Company’s Knowledge” or “Knowledge” in any similar context as to the Company means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any Vice President or Secretary) of the Company;

(f) the term “Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(g) the term “Subsidiary” means any entity in which the Company, directly or indirectly, owns sufficient capital stock or holds a sufficient equity or similar interest such that it is consolidated with the Company in the financial statements of the Company; and

(h) the term “Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in the Statement of Policy on Risk-Based Capital for bank holding companies, 12 C.F.R. Part 225, Appendix A, and 12 C.F.R. Part 250, each as amended, modified and supplemented and in effect from time to time or any replacement thereof.

Section 6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 6.11 Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies except that the provisions of Section 4.3 shall inure to the benefit of the persons referred to in that Section; provided, however, that the Placement Agent shall be a third party beneficiary hereto and may rely on the representations and warranties contained herein to the same extent as if it were a party to the Agreement.

Section 6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

Section 6.14 Public Announcements. Subject to each party’s disclosure obligations imposed by Law, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and except as otherwise permitted in the next sentence, neither the Company nor Purchasers will make any such news release or public disclosure that identifies the other party without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld or delayed) and all parties shall coordinate with the party whose consent is required with respect to any such news release or public disclosure. In the event a party hereto is advised by its outside legal counsel that a particular disclosure is required by Law that identifies the other party, such party shall be permitted to make such disclosure but shall be obligated to use its commercially reasonable efforts to consult with the other parties hereto and take their comments into account with respect to the content of such disclosure before issuing such disclosure.

Section 6.15 Intentionally Omitted.

[Signatures on Following Pages]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first written above.

COMPANY:

XENITH BANKSHARES, INC.

BY:	/s/ Thomas W. Osgood
Thomas W. Osgood
Executive Vice President and Chief Financial
Officer

[Signatures Continued on Following Page]

[Signature Page of Subordination Note Purchase Agreement]

PURCHASERS:

EJF SFO I LLC

By: EJF Specialty Finance Opportunities GP, LLC
Its: Non-Member Manager

By: EJF Capital LLC
Its: Sole Member

By:	/s/ Neal J. Wilson
Neal J. Wilson
Chief Operating Officer

Address for notices:

c/o EJF Capital LLC

2107 Wilson Boulevard

Arlington, VA 22201

Attention: David Bell

Telephone: (703) 997-5716

Fax: (703) 351-7901

Email: dbell@ejfcap.com

with a copy to (which copy alone shall not constitute notice):

Bryan Cave LLP

1201 West Peachtree St., NW, 14th Floor

Atlanta, GA 30309

Attention: Gerald L. Blanchard

Telephone: (404) 572-6804

Fax: (404) 420-0804

Email: jerry.blanchard@bryancave.com

[Signature Page of Subordination Note Purchase Agreement]

SCHEDULE A

SCHEDULE OF PURCHASERS

NAME OF PURCHASER	PRINCIPAL AMOUNT OF NOTES TO BE PURCHASED	PURCHASE PRICE
EJF SFO I LLC	$8,500,000	$8,500,000

Wire Transfer Instructions for Interest Payments

EJF SFO I LLC

JPMorgan Chase NA

ABA: 021000021

A/C Name: J.P. Morgan Clearing Corp.

A/C#: 066001633

FFC A/C Name: EJF SFO I LLC

FFC A/C #: 10245414

EXHIBIT A

FORM OF SUBORDINATED NOTE

XENITH BANKSHARES, INC.

THIS OBLIGATION IS NOT A DEPOSIT AND IS NOT INSURED BY THE UNITED STATES OR ANY AGENCY OR FUND OF THE UNITED STATES, INCLUDING THE FEDERAL DEPOSIT INSURANCE CORPORATION. THIS OBLIGATION IS SUBORDINATED TO THE CLAIMS OF GENERAL AND SECURED CREDITORS OF THE COMPANY, IS INELIGIBLE AS COLLATERAL FOR A LOAN BY THE COMPANY OR ANY OF ITS SUBSIDIARIES AND IS UNSECURED.

THIS SUBORDINATED NOTE WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN MINIMUM DENOMINATIONS OF $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF. ANY ATTEMPTED TRANSFER OF SUCH NOTES IN A DENOMINATION OF LESS THAN $100,000 AND MULTIPLES OF $1,000 IN EXCESS THEREOF SHALL BE DEEMED TO BE VOID AND OF NO LEGAL EFFECT WHATSOEVER. ANY SUCH PURPORTED TRANSFEREE SHALL BE DEEMED NOT TO BE THE HOLDER OF SUCH SECURITIES FOR ANY PURPOSE, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF PAYMENTS ON SUCH SECURITIES, AND SUCH PURPORTED TRANSFEREE SHALL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN SUCH SECURITIES.

THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS OR ANY OTHER APPLICABLE SECURITIES LAWS. NEITHER THIS SUBORDINATED NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SUBORDINATED NOTE ONLY (A) TO THE COMPANY, (B) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (C) TO A “NON U.S. PERSON” IN AN “OFFSHORE TRANSACTION” PURSUANT TO REGULATION S UNDER THE SECURITIES ACT, (D) PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF SUBPARAGRAPH (a) (1), (2), (3) OR (7) OF RULE 501 UNDER THE SECURITIES ACT THAT IS ACQUIRING THIS SUBORDINATED NOTE FOR ITS OWN ACCOUNT, OR FOR THE ACCOUNT OF SUCH AN “ACCREDITED INVESTOR,” FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN

OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO IT TO CONFIRM THE AVAILABILITY OF SUCH EXEMPTION. THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES THAT IT WILL COMPLY WITH THE FOREGOING RESTRICTIONS.

THE HOLDER OF THIS SUBORDINATED NOTE BY ITS ACCEPTANCE HEREOF AGREES, REPRESENTS AND WARRANTS THAT IT WILL NOT ENGAGE IN HEDGING TRANSACTIONS INVOLVING THIS SECURITY UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE SECURITIES ACT OR AN APPLICABLE EXEMPTION THEREFROM.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER OF THIS SUBORDINATED NOTE WILL DELIVER TO THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS MAY BE REQUIRED BY THE COMPANY TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

XENITH BANKSHARES, INC.

6.75% SUBORDINATED NOTE DUE 2025

Certificate No.: 1	CUSIP:
U.S. $[ ],000,000	Dated: [ ], 2015

FOR VALUE RECEIVED, the undersigned, XENITH BANKSHARES, INC., a Virginia corporation (the “Company”), promises to pay to the order of [                    ] or its registered assigns (collectively, the “Holder”), the principal amount of $[        ],000,000 (         MILLION DOLLARS), in the lawful currency of the United States of America, or such lesser or greater amount as shall then remain outstanding under this Subordinated Note, at the times and in the manner provided herein, but no later than [            ], 2025 (the “Maturity Date”), or such other date upon which this Subordinated Note shall become due and payable, whether by reason of extension, acceleration or otherwise.

Interest on this Subordinated Note will be payable in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on September 30, 2015, to Holders of record on March 15, June 15, September 15 and December 15 and at maturity.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

XENITH BANKSHARES, INC.

By:
Name:
Title:

[REVERSE SIDE OF NOTE]

XENITH BANKSHARES, INC.

6.75% SUBORDINATED NOTES DUE 2025

The Company promises to pay interest on the principal amount of this Subordinated Note, commencing on [            ], 2015, until [            ], 2025 (the “Maturity Date”), or such earlier date as this Subordinated Note is paid in full, at the rate of simple interest of six and three- quarters percent (6.75%) per annum. The unpaid principal balance of this Subordinated Note plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable. This Subordinated Note is one of the Subordinated Notes referred to in that certain Subordinated Note Purchase Agreement, dated [            ], 2015, among the Company, the Holder and the other Purchasers named therein (the “Purchase Agreement”) and is entitled to the benefits thereof. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1. Computation and Payment of Interest. This Subordinated Note will bear interest at the rate set forth above from and including each Interest Payment Date to, but excluding, the next succeeding Interest Payment Date (or in the case of the initial Interest Payment Date, from [            ], 2015, to, but excluding, September 30, 2015), or in the case of the final Interest Payment Date, the Maturity Date. Interest on this Subordinated Note shall be paid in arrears on each Interest Payment Date to holders of record on the Applicable Record Date. The initial Interest Payment Date shall be September 30, 2015. Other than the initial Interest Payment Date and the final Interest Payment Date, “Interest Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year through [            ], 2025. “Applicable Record Date” shall mean March 15 with respect to any Interest Payment Date on March 31, June 15 with respect to any Interest Payment Date on June 30, September 15 with respect to any Interest Payment Date on September 30, and December 15 with respect to any Interest Payment Date on December 31. Interest shall be computed on the basis of thirty (30)-day months and a year of three hundred sixty (360) days. If any payment of interest or principal is not paid in full when the same becomes due and payable, then interest will be compounded quarterly.

2. Non-Business Days. Whenever any payment to be made by the Company hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day without change in any computation of interest with respect to such payment (or any succeeding payment). “Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Virginia are permitted or required by any applicable law or executive order to close.

3. Transfer. The Company or its agent (the “Registrar”) shall maintain a register of each holder of the Subordinated Notes. The Company shall be entitled to treat each Person in its register as the beneficial owner of this Subordinated Note. The Subordinated Notes will initially be issued in certificated form, but may be issued in global and book-entry form as provided in Section 4 below. This Subordinated Note may be transferred in whole or in part at the principal offices of the Company or Registrar, accompanied by due endorsement or written instrument of transfer. Upon such surrender and presentment, the Company or the Registrar shall issue one or more Subordinated Notes with an aggregate principal amount equal to the aggregate principal amount of this Subordinated Note and registered in such name or names requested by the holder of record, and shall update its register accordingly. Such transferee shall be solely responsible for delivering to the Company or the Registrar a mailing address or other information necessary for the Company or the Registrar to deliver notices and payments to such transferee. Prior to due presentment of this Subordinated Note for registration of transfer, the Company and any agent of the Company may treat the person in whose name this Subordinated Note is registered as the owner of this Subordinated Note for the purpose of receiving payments on this Subordinated Note and for all other purposes whatsoever, whether or not this Subordinated Note is overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

4. Global Subordinated Notes.

(a) Provided that applicable depositary eligibility requirements are met, upon the written election of Holders of at least [        ] Million Dollars ($[        ],000,000) in principal amount of outstanding Subordinated Notes, the Company shall use its commercially reasonable efforts to provide that the Subordinated Notes owned by Holders that are Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, shall be issued in the form of one or more Global Subordinated Notes registered in the name of The Depository Trust Company or another organization registered as a clearing agency under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and designated as Depositary by the Company or any successor thereto (the “Depositary”) or a nominee thereof and delivered to such Depositary or a nominee thereof or custodian therefor.

(b) Notwithstanding any other provision herein, no Global Subordinated Note may be exchanged in whole or in part for Subordinated Notes registered, and no transfer of a Global Subordinated Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Subordinated Note or a nominee thereof unless (i) such Depositary advises the Company in writing that such Depositary is no longer willing or able to properly discharge its responsibilities as Depositary with respect to such Global Subordinated Note, and no qualified successor is appointed by the Company within ninety (90) days of receipt by the Company of such notice, (ii) such Depositary ceases to be a clearing agency registered under the Exchange Act and no successor is appointed by the Company within ninety (90) days after obtaining knowledge of such event, (iii) the Company elects to terminate the book-entry system through the Depositary, or (iv) an Event of Default shall have occurred and be continuing. Upon the occurrence of any event specified in clauses (i), (ii), (iii) or (iv) above, the Company or its agent shall notify the Depositary and instruct the Depositary to notify all owners of beneficial interests in such Global Subordinated Note of the occurrence of such event and of the availability of Subordinated Notes to such owners of beneficial interests requesting the same.

(c) If any Global Subordinated Note is to be exchanged for other Subordinated Notes or canceled in part, or if another Subordinated Note is to be exchanged in whole or in part for a beneficial interest in any Global Subordinated Note, then either (i) such Global Subordinated Note shall be so surrendered for exchange or cancellation as provided in this Section 4 or (ii) the principal amount thereof shall be reduced or increased by an amount equal to the portion thereof to be so exchanged or canceled, or equal to the principal amount of such other Subordinated Note to be so exchanged for a beneficial interest therein, as the case may be, by means of an appropriate adjustment made on the records of the Company or Registrar, whereupon the Company or the Registrar, in accordance with the applicable rules and procedures of the Depositary (“Applicable Depositary Procedures”), shall instruct the Depositary or its authorized representative to make a corresponding adjustment to its records. Upon any such surrender or adjustment of a Global Subordinated Note by the Depositary, accompanied by registration instructions, the Company shall execute and deliver any Subordinated Notes issuable in exchange for such Global Subordinated Note (or any portion thereof) in accordance with the instructions of the Depositary.

(d) Every Subordinated Note executed and delivered upon registration of transfer of, or in exchange for or in lieu of, a Global Subordinated Note or any portion thereof shall be executed and delivered in the form of, and shall be, a Global Subordinated Note, unless such Subordinated Note is registered in the name of a Person other than the Depositary for such Global Subordinated Note or a nominee thereof.

(e) The Depositary or its nominee, as the registered owner of a Global Subordinated Note, shall be the Holder of such Global Subordinated Note for all purposes under this Subordinated Note, and owners of beneficial interests in a Global Subordinated Note shall hold such interests pursuant to Applicable Depositary Procedures. Accordingly, any such owner’s beneficial interest in a Global Subordinated Note shall be shown only on, and the transfer of such interest shall be effected only through, records maintained by the Depositary or its nominee or its Depositary participants. The Registrar shall be entitled to deal with the Depositary for all purposes relating to a Global Subordinated Note (including the payment of principal and interest thereon and the giving of instructions or directions by owners of beneficial interests therein and the giving of notices) as the sole holder of the Subordinated Note and shall have no obligations to the owners of beneficial interests therein. The Registrar shall have no liability in respect of any transfers affected by the Depositary.

(f) The rights of owners of beneficial interests in a Global Subordinated Note shall be exercised only through the Depositary and shall be limited to those established by law and agreements between such owners and the Depositary and/or its participants.

(g) No holder of any beneficial interest in any Global Subordinated Note held on its behalf by a Depositary shall have any rights with respect to such Global Subordinated Note, and such Depositary may be treated by the Company and any agent of the Company as the owner of such Global Subordinated Note for all purposes whatsoever. Neither the Company nor any agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Subordinated Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Notwithstanding the foregoing, nothing herein shall prevent the Company or any agent of the Company from giving effect to any written certification, proxy or other authorization furnished by a Depositary or impair, as between a Depositary and such holders of beneficial interests, the operation of customary practices governing the exercise of the rights of the Depositary (or its nominee) as Holder of any Subordinated Note.

5. Affirmative Covenants of the Company. During the time that any portion of the principal balance of this Subordinated Note is unpaid and outstanding, the Company shall take or cause to be taken the actions set forth below.

(a) Notice of Certain Events. The Company shall provide written notice to the Holder of the occurrence following the date of this Subordinated Note of the following events as soon as practicable but in no event later than thirty (30) days following the Company’s Knowledge of the occurrence of such event:

(i) the total risk-based capital ratio, Tier 1 risk-based capital ratio or leverage ratio of the Company or any of the Company’s banking subsidiaries (each, a “Bank”) becomes less than ten percent (10.0%), six percent (6.0%) or five percent (5.0%), respectively;

(ii) the Company, any Bank, or any officer (as such term is defined in Rule 3b-2 under the Exchange Act) of the Company or any Bank becomes subject to any formal, written regulatory enforcement actions; or

(iii) the ratio of (A) non-accrual loans and any other loans that are ninety (90) days or more past due plus other real estate owned (excluding any such loans that are guaranteed or covered by any governmental agency or government-sponsored entity) to (B) total assets of any Bank becomes greater than 4 percent (4.0%).

(b) Compliance with Laws. The Company and each Company Subsidiary shall comply with the requirements of all laws, regulations, orders, and decrees applicable to it or its properties, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Taxes and Assessments. The Company and each of its subsidiaries shall punctually pay and discharge all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income or upon any of its properties; provided, that no such taxes, assessments or other governmental charges or levies need be paid if they are being contested in good faith by the Company.

(d) Compliance Certificate; Financial Statements.

(i) Not later than sixty (60) days following the end of each fiscal quarter (or, in the case of any fiscal quarter ending on December 31, not later than one hundred- twenty (120) days from the end of such quarter), the Company shall provide the Holder with a certificate (the “Compliance Certificate”), executed by the principal executive officer and principal financial officer of the Company in their capacities as such, stating whether, as of the end of such immediately preceding fiscal quarter, (A) the Company has complied with all notice provisions and covenants contained in this Subordinated Note; (B) an Event of Default has occurred and is continuing; (C) an event of default has occurred and is continuing under any other indebtedness of the Company; or (D) an event or events exist, that in the reasonable judgment of the principal executive officer and principal financial officer of the Company would have a Material Adverse Effect.

(ii) The Company shall furnish to the Holder:

(x) As soon as available but in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, audited consolidated financial statements for the Company and its Subsidiaries, certified by BDO USA LLP, or any other independent certified public accountants reasonably acceptable to the Holder, containing an opinion stating that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries in accordance with GAAP as of the end of such fiscal year, and including balance sheets as of the end of such period, related profit and loss statements, a statement of cash flows and shareholders’ equity and footnotes thereto; and

(y) As soon as available but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, unaudited consolidated balance sheets for the Company and its Subsidiaries as at the close of such period and related profit and loss statements, a statement of cash flows and shareholders’ equity for the period from the beginning of such fiscal year to the end of such quarter, all certified by the Company’s chief financial officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Company and its Subsidiaries at such dates and for such periods, subject to normal year-end adjustments and the absence of footnotes.

Any financial statement required to be furnished pursuant to this Section 5(d)(ii) shall be deemed to have been furnished on the date on which the Company has filed such financial statement with the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Holder without charge. Notwithstanding the foregoing, the Company shall deliver paper or electronic copies of any such financial statement to the Holder if the Holder requests the Company to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Holder.

6. Negative Covenants of the Company.

(a) Limitation on Dividends. The Company shall not declare or pay any dividend or make any distribution on capital stock or other equity securities of any kind of the Company, except for dividends payable solely in shares of common stock, if the total risk-based capital ratio, Tier 1 risk-based capital ratio or leverage ratio of the Company or any Bank becomes less than ten percent (10.0%), six percent (6.0%) or five percent (5.0%), respectively.

7. Subordination.

(a) The indebtedness of the Company evidenced by this Subordinated Note, including the principal and interest, shall be subordinate and junior in right of payment to its obligations to its general and secured creditors, except such other creditors holding obligations of the Company ranking by their terms on a parity with or junior to this Subordinated Note, but including its obligations to the Federal Reserve Bank of Richmond (“FRB Richmond”). Creditors of the Company holding obligations of the Company ranking by their terms senior to this Subordinated Note (“Senior Indebtedness”) and any other obligations of the Company ranking by their terms on a parity with or junior to this Subordinated Note, shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions regardless of any amendment, modification or waiver of any term of Senior Indebtedness or extension or renewal of Senior Indebtedness. No provision of this Subordinated Note shall be construed to prohibit or restrict the Company’s ability to issue, renew or extend any Senior Indebtedness or obligations that rank on a parity with or junior to this Subordinated Note. In the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshaling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Company, whether voluntary or involuntary, all Senior Indebtedness shall be entitled to be paid in full before any payment shall be made on account of the principal of or interest on this Subordinated Note. In the event of any such proceedings, after payment in full of all sums owing on such Senior Indebtedness, the Holder, together with holders of any obligations of the Company ranking on a parity with this Subordinated Note, shall be entitled to be paid from the remaining assets of the Company the unpaid principal thereof and any interest thereon before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Subordinated Note. Nothing herein shall impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Subordinated Note according to its terms.

(b) No Right of Offset. The Holder, if a depository institution, waives any applicable right of offset by it as a lender.

8. Events of Default and Remedies

(a) Notwithstanding any cure periods described below, the Company shall immediately notify Holder in writing when the Company obtains Knowledge of the occurrence of any default specified below. Regardless of whether the Company has given the notice required by the preceding sentence, the occurrence of one or more of the following will constitute an “Event of Default” under this Subordinated Note:

(i) the Company fails to pay any principal of or installment of interest on this Subordinated Note when due after a fifteen (15)-day grace period;

(ii) the Company fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under the Purchase Agreement or this Subordinated Note not expressly referred to in another clause of this Section 8 and such failure continues for a period of thirty (30) days after the Company has received written notice thereof from the Holder;

(iii) any certification made pursuant to the Purchase Agreement by the Company or otherwise made in writing in connection with or as contemplated by the Purchase Agreement or this Subordinated Note by the Company shall be materially incorrect or false as of the delivery date of such certification, or any representation to Holder by the Company as to the financial condition or credit standing of the Company is or proves to be false or misleading in any material respect when made;

(iv) the dissolution of the Company;

(v) any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Holder or the Company from performing any of their obligations under the Purchase Agreement or this Subordinated Note, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order;

(vi) the Company (a) becomes insolvent or is unable to pay its debts as they mature, (b) makes an assignment for the benefit of creditors, (c) admits in writing its inability to pay its debts as they mature, or (d) ceases to be a bank holding company or financial holding company under the Bank Holding Company Act of 1956, as amended;

(vii) if, pursuant to any reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government that, by its express terms, is applicable to the Company, (a) any proceedings involving the Company are commenced by or against the Company, or (b) a trustee of any substantial part of the assets of the Company is applied for or appointed, and the Company by any action or failure to act indicates its approval of, consent to or acquiescence in any of the foregoing, or an order shall be entered approving the petition in such proceedings, or approving the application for or appointment of such trustee, and within sixty (60) days after the entry of such order or such appointment, such order or appointment is not vacated or stayed on appeal or otherwise, or shall not otherwise have ceased to continue in effect; or

(viii) the Company applies for, consents to or acquiesces in the appointment of a receiver or conservator for itself, or in the absence of such application, consent or acquiescence, a receiver or conservator is appointed for the Company.

(b) Remedies of Holders. Upon the occurrence of any Event of Default, the Holder shall have the right, if such Event of Default shall then be continuing, in addition to all the remedies conferred upon the Holder by the terms of the Purchase Agreement or this Subordinated Note, to do any or all of the following, concurrently or successively, without any additional notice to the Company:

(i) solely pursuant to Section 8(a)(vii) or 8(a)(viii), declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable, subject to approval by applicable Governmental Entities, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in this Subordinated Note to the contrary;

(ii) exercise all of its rights and remedies at law or in equity, excluding the right, if any, to declare this Subordinated Note to be immediately due and payable (such right to acceleration being governed solely by Section 8(b)(i)); or

(iii) if there shall be a receivership, insolvency, liquidation, or similar proceeding of any Bank under the Federal Deposit Insurance Act, as now constituted or hereafter amended, or any other applicable federal or state law or other similar law providing for such a proceeding, then Holder may declare this Subordinated Note to be, and it shall thereupon become, immediately due and payable upon the occurrence of any Event of Default set forth in Section 8.

(c) Distribution Limitations Upon Event of Default. Following the occurrence of any Event of Default and until such Event of Default is cured by the Company, the Company shall not declare, pay or make any dividends or distributions on or in respect of, and will not authorize or call, redeem, repurchase or retire, any Company capital stock. The limitations imposed by the provisions of this Section 8(c) shall apply whether or not the Holder has notified the Company of an Event of Default.

(d) Other Remedies. Nothing in this Section 8 is intended to restrict Holder’s rights under this Subordinated Note, other related documents, or at law or in equity, and Holder may exercise such rights and remedies as and when they are available, other than to declare this Subordinated Note to be immediately due and payable, which remedy may be exercised as and to the extent permitted pursuant to Sections 8(b)(i) and 8(b)(iii).

9. Successors to the Company.

(a) Conditions Applicable to Successors. The Company shall not merge with or into, nor sell all or substantially all of its assets to, any Person unless:

(i) except in a case in which the Company is the surviving entity in a merger, such Person (the “Successor”) executes, and delivers to the Holder, a copy of an instrument pursuant to which such Person assumes the due and punctual payment of the principal of and interest on this Subordinated Note and the performance and observance of all the obligations of the Company under this Subordinated Note, and

(ii) immediately after giving effect to the transaction, no Event of Default and no event which after notice or lapse of time or both would become an Event of Default shall have occurred.

(b) Successor as Company. Upon compliance with this Section 9, the Successor shall succeed to and be substituted for the Company under this Subordinated Note with the same effect as if the Successor had been named as the Company herein, and the Company shall be released from the obligation to pay the principal of and interest accrued on the Note.

10. Amendments and Waivers.

(a) Amendment of Notes. Except as otherwise provided in Section 9 hereof, and subject to any necessary regulatory approval, the Subordinated Notes may, with the consent of the Company and the Holders of more than fifty percent (50%) of the aggregate principal amount of the Subordinated Notes then outstanding, be amended or any provision, existing or past default, or non-compliance thereof waived; provided, however, that, without the consent of each Holder of an affected Subordinated Note, no such amendment or waiver may:

(i) reduce the principal amount of the Subordinated Note;

(ii) reduce the rate of or change the time for payment of interest on any Note;

(iii) extend the maturity of any Subordinated Note;

(iv) make any change in Sections 7 through 10 hereof;

(v) make any change in Section 12 hereof that adversely affects the rights of any holder of a Subordinated Note; or

(vi) disproportionately affect any of the Holders of the then outstanding Subordinated Notes.

(b) Effectiveness of Amendments. An amendment or waiver becomes effective in accordance with its terms and thereafter binds every holder of the Subordinated Notes, unless otherwise provided by Section 10(a) above. After an amendment or waiver becomes effective, the Company shall mail to the Holder a copy of such amendment or waiver. The Company may require the Holder to surrender this Subordinated Note so that an appropriate notation concerning the amendment or waiver may be placed thereon or a new Subordinated Note, reflecting the amendment or waiver, exchanged therefor. Even if such a notation is not made or such a new Subordinated Note is not issued, such amendment or waiver and any consent given thereto by a Holder of this Subordinated Note shall be binding according to its terms on any subsequent Holder of this Subordinated Note.

(c) Amendments Without Consent of Holders. Notwithstanding Section 10(a) hereof but subject to the proviso contained in subsections (i) through (vi) therein, the Company may amend or supplement this Subordinated Note without the consent of the holders of the Subordinated Notes to: (i) cure any ambiguity, defect or inconsistency therein; (ii) provide for uncertificated Notes in addition to or in place of certificated Notes; or (iii) make any other change, in each case, that does not adversely affect the rights of any holder of any Subordinated Note.

11. Order of Payments; Pari Passu. Any payments made hereunder shall be applied first against costs and expenses of the Holder, including reasonable attorneys’ fees, incurred by the Holder in the enforcement of remedies after the occurrence and during the continuation of an Event of Default; then against interest due hereunder; and then against principal due hereunder. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Subordinated Note and all interest hereon shall be pari passu in right of payment and in all other respects to all other Subordinated Notes outstanding or issued by the Company in the future. In the event Holder receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Subordinated Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Subordinated Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

12. Optional Redemption.

(a) Redemption Prior to Fifth Anniversary. This Subordinated Note shall not be redeemable by the Company prior to the fifth anniversary of the effective date of this Subordinated Note, except that in the event (i) this Subordinated Note no longer qualifies as “Tier 2” capital (as defined by the FRB Richmond) as a result of a change in interpretation or application of law or regulation by any judicial, legislative or regulatory authority that becomes effective after the date of issuance of this Subordinated Note, or (ii) of a Tax Event (as defined below), the Company may redeem this Subordinated Note, in whole or in part, at an amount equal to one hundred (100%) of the principal amount outstanding plus accrued but unpaid interest to but excluding the date fixed for redemption (the “Redemption Date”). “Tax Event” means the receipt by the Company of an opinion of counsel to the Company that as a result of any amendment to, or change (including any final and adopted (or enacted) prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there exists a material risk that interest payable by the Company on the Subordinated Notes is not, or within one hundred twenty (120) days after the receipt of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

(b) Redemption on or After Fifth Anniversary. On or after the fifth anniversary of the effective date of this Subordinated Note, this Subordinated Note shall be redeemable by the Company, in whole or in part, for a redemption price equal to one hundred percent (100%) of the principal amount of this Subordinated Note, or portion thereof, to be redeemed, plus accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date.

(c) Notice of Redemption. Notice of redemption of this Subordinated Note shall be given by first class mail, postage prepaid, addressed to the Holder at its last address appearing on the books of the Company. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the Redemption Date. Any notice mailed as provided in this Subordinated Note shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to the Holder shall not affect the validity of the proceedings for the redemption of any other holders of the Notes. Each notice of redemption given to the Holder shall state: (i) the Redemption Date; (ii) the principal amount of this Subordinated Note to be redeemed; (iii) the redemption price; and (iv) the place or places where this Subordinated Note is to be surrendered for payment of the redemption price.

(d) Partial Redemption. If less than the then outstanding principal amount of this Subordinated Note is redeemed, (i) a new note shall be issued representing the unredeemed portion without charge to the Holder thereof and (ii) such redemption shall be effected on a pro rata basis as to the Holders of the Subordinated Notes. For purposes of clarity, upon a partial redemption, a like percentage of the principal amount of every Subordinated Note held by every Holder shall be redeemed.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date all funds necessary for the redemption have been deposited by the Company, in trust for the pro rata benefit of the Holders of the Subordinated Notes called for redemption, so as to be and continue to be available solely therefor, then, notwithstanding that any Subordinated Notes so called for redemption have not been surrendered for cancellation, on and after the Redemption Date interest shall cease to accrue on all Subordinated Notes so called for redemption, all Subordinated Notes so called for redemption shall no longer be deemed outstanding and all rights with respect to such Subordinated Notes shall forthwith on such Redemption Date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption held in trust, without interest. Any funds unclaimed at the end of three (3) years from the Redemption Date shall, to the extent permitted by law, be released to the Company, after which time the Holders of the Subordinated Notes so called for redemption shall look only to the Company for payment of the redemption price of such Subordinated Notes.

(f) Federal Reserve Approval. Any redemption or prepayment of this Note shall be subject to receipt of prior written approval by the Federal reserve (or any successor bank regulatory agency having supervisory authority over the Issuer) and any and all other required federal and state regulatory approvals.

(g) No Sinking Fund. The Subordinated Notes are not entitled to any sinking fund.

13. Notices. All notices and other communications hereunder shall be in writing and, for purposes of this Subordinated Note, shall be delivered in accordance with, and effective as provided in, the Purchase Agreement.

14. Conflicts; Governing Law; Interpretation. In the case of any conflict between the provisions of this Subordinated Note and the Purchase Agreement, the provisions of this Subordinated Note shall control. This Subordinated Note shall be construed in accordance with, and be governed by the laws of, the Commonwealth of Virginia without giving effect to any conflicts of law provisions of such laws. This Subordinated Note is intended to meet the criteria for qualification of the outstanding principal as Tier 2 capital under the regulatory guidelines of the FRB Richmond. The Company and the Holder will work together in good faith to execute and deliver all agreements as reasonably necessary in order to restructure the applicable portions of the obligations evidenced by this Subordinated Note to qualify as Tier 2 Capital.

15. Successors and Assigns. This Subordinated Note shall be binding upon the Company and inure to the benefit of the Holder and its respective successors and permitted assigns. The Holder may assign all, or any part of, or any interest in, the Holder’s rights and benefits hereunder only to the extent and in the manner permitted in the Purchase Agreement. To the extent of any such assignment, such assignee shall have the same rights and benefits against the Company and shall agree to be bound by and to comply with the terms and conditions of the Purchase Agreement as it would have had if it were the Holder hereunder.

16. Notes Solely Corporate Obligations. The Holder shall not have any recourse for the payment of principal or interest, on any Subordinated Note, for any claim based thereon or otherwise with respect thereto, under any obligation, covenant or agreement of the Company in this Subordinated Note, or because of the creation of any indebtedness represented hereby, against any incorporator, stockholder, employee, agent, officer, director or Subsidiary, as such, past, present or future, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise. The Holder agrees that all such liability is hereby expressly waived and released as a condition of, and consideration for, the execution and issuance of this Subordinated Note.

17. Waivers. Neither any failure nor any delay on the part of the Holder in exercising any right, power or privilege under this Subordinated Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

EXHIBIT B

FORM OF SECRETARY’S CERTIFICATE

XENITH BANKSHARES, INC.

I, the undersigned, hereby certify that I am the Executive Vice President and Secretary of Xenith Bankshares, Inc., a Virginia corporation (the “Company”), and that I have been appointed and am presently serving in such capacity in accordance with the Bylaws of the Company. I further certify that I am authorized, on behalf of the Company, to execute this certificate in connection with the provisions of Section 1.2(c)(ii)(6) of that certain Subordinated Note Purchase Agreement (the “Agreement”) dated June 19, 2015, by and among the Company and the Purchasers named therein. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

Acting solely in my capacity as Executive Vice President and Secretary of the Company, I further certify on behalf of the Company that:

1. Attached hereto as Exhibit A are true, correct and complete copies of resolutions duly and validly adopted by the Board of Directors of the Company at a meeting or meetings, or by unanimous written consent in lieu of a meeting, of the Board of Directors held on the date(s) indicated therein. Such resolutions are in full force and effect as of the date hereof, have not been modified, amended or revoked in any respect and are the only resolutions relating to the approval by the Company of the Agreement and the transactions contemplated thereby.

2. Attached hereto as Exhibit B is a true and complete copy of the Articles of Incorporation of the Company, as in full force and effect as of the date hereof. No actions have been taken by the Board of Directors or the shareholders of the Company to effect or authorize any amendment or other modification to such Articles of Incorporation.

3. Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company, as in full force and effect as of the date hereof. No actions have been taken by the Board of Directors or the shareholders of the Company to effect or authorize any amendment or other modification to such Bylaws.

[The balance of this page is intentionally left blank.]

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4. T. Gaylon Layfield, III, is the duly elected, qualified and acting President and Chief Executive Officer of the Company as of the date hereof, and the signature set forth below is his genuine signature.

5. Thomas W. Osgood is the duly elected, qualified and acting Executive Vice President and Chief Financial Officer of the Company as of the date hereof, and the signature set forth below is his genuine signature.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand in his capacity as aforesaid this 19th day of June, 2015.

Ronald C. Davis
Executive Vice President and Corporate Secretary
Xenith Bankshares, Inc.

I, Thomas W. Osgood, in my capacity as Executive Vice President and Chief Financial Officer of the Xenith Bankshares, Inc., hereby certify that Ronald C. Davis is the duly elected, qualified and acting Executive Vice President and Corporate Secretary of Xenith Bankshares, Inc. and that the above signature is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand in my capacity as aforesaid this 19th day of June, 2015.

Thomas W. Osgood
Executive Vice President and Chief Financial Officer
Xenith Bankshares, Inc.

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[LETTERHEAD OF XEITH BANKSHARES, INC.]

June 19, 2015

EJF SFO I LLC

c/o EJF Capital LLC

2107 Wilson Boulevard

Arlington, VA 22201

Company’s Disclosure Letter

Ladies and Gentlemen:

Reference is made to the Subordinated Note Purchase Agreement dated as of June 19, 2015 (the “Agreement”) by and among Xenith Bankshares, Inc., a Virginia corporation (the “Company”) and EJF SFO I LLC (the initial “Purchaser”). This is the Company’s Disclosure Letter as described in Section 2.1(a) of the Agreement. Terms used as defined terms in this Disclosure Letter will have the meanings given to them in the Agreement.

With reference to Section 2.2(b) of the Agreement:

(i) A true, complete and correct list of all of the Company’s Subsidiaries as of the date of this Disclosure Letter is attached as Exhibit A; and

(ii) The Company granted a Lien in the form of a negative pledge with respect to the outstanding capital stock of the Bank to Raymond James Bank, N.A., as senior lender to the Company under a Credit Agreement dated as of September 30, 2014, providing for a term loan facility up to $15,000,000 in the aggregate.

Very truly yours,

/s/ Thomas W. Osgood

Thomas W. Osgood
Executive Vice President and Chief Financial Officer

Exhibit A

Company’s Subsidiaries

All Subsidiaries are wholly-owned by the Company or the Bank, as shown, and all are Virginia entities.

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